Exhibit 2.1

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of August 3, 1998 ("Agreement"), by and between Johnson Controls, Inc., a Wisconsin corporation, having a principal place of business at 49200 Halyard Drive, Plymouth, MI 48170 ("JCI"), Hoover Universal, Inc., a Michigan corporation having a principal place of business at 49200 Halyard Drive, Plymouth, MI 48170 ("Hoover") (JCI and Hoover, together with certain of their foreign, wholly owned subsidiaries set forth on Schedule 0.1 being hereinafter collectively referred to as "Seller"), and Cincinnati Milacron Inc., a Delaware corporation, having a principal place of business at 4701 Marburg Avenue, Cincinnati, Ohio 45209-1025 ("Purchaser").

WHEREAS, Seller is engaged in the line of business comprised of the manufacture and sale of machinery which produces plastic containers and other similar products (the "Business"); and

WHEREAS, Seller desires to sell or to cause to be sold to Purchaser and Purchaser desires to purchase from Seller, subject to the assumption by Purchaser of certain liabilities of Seller relating to the Business, on the terms and conditions hereinafter set forth, all of the assets and properties used in, held for use in, or otherwise relating to, the Business as a going concern which includes, without limitation, all of the issued and outstanding capital stock of the Purchased Subsidiaries (the "Purchased Shares").

In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

1.1 Purchased Assets and Purchased Shares:

(a) On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, convey, assign and deliver to Purchaser, or cause to be sold, transferred, conveyed, assigned and delivered to Purchaser, as a going concern, and Purchaser agrees to purchase, acquire and accept from Seller free and clear (except as described in Section 8.5(a) below) of all Encumbrances, as hereinafter defined, all of Seller's right, title and interest in, to, and under the assets, properties, rights, claims and contracts of every nature, kind and description, whether real, personal or mixed, tangible or intangible (including goodwill), and whether now existing or acquired prior to Closing, including without limitation, all of the assets reflected on the books and records of Seller on the Closing Date which are primarily used in, held for use in, or primarily pertain to, the Business, as hereinafter defined (other than Excluded Assets, as hereinafter defined), wherever located, as the same shall exist immediately prior to the Closing, as hereinafter defined, including, without limitation, the following assets of the Business:

(i) the real property listed on Schedule 8.5(a), together with all easements, rights of way, appurtenances thereon and thereto and all buildings and other structures, fixtures and improvements located thereon (collectively, the "Owned Real Property");

(ii) subject to Section 5.1(e) below, the real property leases listed on Schedule 8.5(b) (collectively, the "Leases"), together with all of Seller's interest in all of the structures, fixtures and improvements located on the real property covered by such Leases (collectively, the "Leased Real Property"; and, together with the Owned Real Property, the "Real Property");

(iii) all other tangible assets and properties of the Business including machinery and equipment, including, without limitation, all manufacturing, production, maintenance, packaging, testing and other machinery, tooling (including dies and molds) and equipment, vehicles, spare or replacement parts, computer equipment, furniture, fixtures, plant and office equipment, supplies and other tangible personal property (collectively, the "Purchased Equipment"), physically located at the Real Property or elsewhere, or used or held for use in the Business;

(iv) all inventories of the Business, including, without limitation, raw materials, samples, work-in-process, finished goods, component parts, returned goods, stores and supplies, packaging, shipping containers and other materials wherever located (collectively, the "Purchased Inventories");

(v) all accounts and notes receivable of any nature whatsoever, deferred charges and other rights to receive payments, whether recorded or unrecorded arising from the Business (collectively, the "Purchased Receivables") except Factored Receivables (as hereinafter defined);

(vi) all prepayments, claims for refunds and prepaid expenses relating to the Business, the Purchased Subsidiaries, the Purchased Assets or the Assumed Liabilities, as hereinafter defined, including prepaid Taxes, as hereinafter defined, advances, credits and security, utility and other deposits (collectively, the "Purchased Prepaid Items");

(vii) subject to Section 5.1(e) below, all rights in and under all contracts set forth on Schedule 8.7 and all contracts, arrangements, licenses, leases, commitments, purchase orders, sales orders and other agreements relating to the Business, including, without limitation, all rights to receive payment for products sold or shipped before the Closing Date or services rendered, and to receive goods and services, pursuant to such agreements, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereof, in each case except to the extent related to Retained Liabilities (collectively, the "Assigned Contracts");

 (viii) all operating records, data and other materials maintained by the Business, including, without limitation, all books, records, sales and sales promotional data, advertising materials, customer lists and records, credit information. cost and pricing information, supplier lists and records, business plans, catalogs, mailing lists, distribution lists, photographs, production data, engineering records, personnel and payroll records, manufacturing and quality control records and procedures, research and development files, intellectual property disclosures, accounting records, and other materials related to any of the foregoing items wherever located (collectively, the "Purchased Records");

(ix) subject to Section 1.2(f) below, all patents and patent applications and foreign counterparts thereof and related licenses and other agreements, used or held for use in connection with the Business or any Purchased Asset, including without limitation, those listed in Schedule 8.11 (collectively, the "Purchased Patents");

(x) all trademarks, trade names, service marks and service names, and registrations and applications for registration thereof and foreign counterparts thereof and related licenses and other agreements (collectively, the "Purchased Trademarks") used or held for use in connection with the Business or any Purchased Asset, including, without limitation, the name Uniloy and all other names listed in Schedule 8.11;

(xi) all copyrights and applications therefor, registrations and foreign counterparts thereof and related licenses and other agreements (collectively, the "Purchased Copyrights") used or held for use in connection with the Business or any Purchased Asset, including, without limitation, those listed in Schedule 8.11;

(xii) all inventions, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology and know-how, whether or not patented or patentable, including any of the foregoing in the process of development, and similar proprietary rights and related licenses and other agreements that are used or held for use in connection with the Business or any Purchased Asset (collectively, the "Purchased Know-How" and, together with the Purchased Patents, and the Purchased Trademarks, and the Purchased Copyrights, the "Purchased Rights");

(xiii) subject to Section 1.2(c) below, all computer and automatic machinery, software, firmware, programs and source disks, program documentation, tapes, manuals, forms, guides and other materials with respect thereto and related licenses and other agreements used or held for use in connection with the Business or any Purchased Asset;

(xiv) subject to Section 1.2(b) below, all permits, concessions, grants, approvals, authorizations, franchises, licenses or other rights granted by governmental authorities and all consents, grants, rights to emission credits and other rights of every character whatsoever that are used or held for use in, or necessary for the lawful ownership or operation of, the Business or any Purchased Asset (collectively, the "Permits") as hereinafter defined;

(xv) all rights, recoveries, refunds, counterclaims, rights of set-off claims in bankruptcy, choses in action, indemnification agreements with and indemnification rights against third parties, offsets and other Claims, as hereinafter defined (known or unknown, accrued or contingent), against third parties, including, without limitation, warranty and other contractual claims arising out of or related to the Business or any Purchased Assets or the Assumed Liabilities (collectively, the "Purchased Claims"), other than any of the foregoing which relate solely to the Excluded Assets or Retained Liabilities, as hereinafter defined;

(xvi) all warranties, guarantees and letters of credit received from vendors, suppliers or manufacturers;

(xvii)    all of the Purchased Shares;

(xviii)   all goodwill of the Business;

(xix) Seller's covenant not to compete, as further described in Section 15.5;

(xx) rights to all net operating loss, carry forwards, credits and carrybacks which exist in the Purchased Subsidiaries; and

(xxi) rights to proceeds of any insurance policy maintained by Seller, if any, to which Seller is entitled in respect of the Assumed Liabilities.

(b) All assets, properties, interests in properties and rights that are to be sold, transferred, conveyed and assigned to Purchaser by Seller hereunder, including without limitation, the Purchased Shares, shall be collectively referred to as the "Purchased Assets". As used in this Agreement, the term "Encumbrances" means, any security interests, judgments, liens (other than for taxes not yet payable), pledges, escrows, claims, mortgages, charges, restrictions, easements or other encumbrances of any kind or nature; the term "Claim" means any claim, demand, action, suit or proceeding; and the term "Affiliate" means any other person or entity that, directly or indirectly, is controlled by or is under common control with such person.

1.2 Excluded Assets: There are excepted from the assets and properties of the Business to be sold to Purchaser pursuant to this Agreement and the term "Purchased Assets" does not mean or include the following assets (collectively, the "Excluded Assets"):

(a) All cash and cash equivalent items of Seller in the Business or the Purchased Subsidiaries on hand or on deposit as of the Closing Date of this Agreement, except for such cash reflected on the Closing Statement of Net Assets, which cash shall be reimbursed by Purchaser to Seller at Closing;

(b) all federal, state and local permits, licenses and other authorizations relating to the Business to the extent they are not assignable or transferable as a matter of law;

(c) the assets listed in Schedule 1.2(c);

(d) claims for refunds, overpayments or rebates of income taxes and other governmental charges for periods ending on or prior to the Closing Date, other than refunds, overpayments or rebates that result in an increase in Taxes that are allocated to the Purchaser pursuant to Section 13.2;

(e) all insurance policies;

(f) the right to use the names "Johnson Controls" and "Hoover" and their registered and unregistered trademarks and logos; and

(g) all assets and properties of Seller not used in, held for use in, or pertaining to the Business.

ARTICLE II
Liabilities

2.1 Assumption of Liabilities: Subject to the terms and conditions of this Agreement, on the Closing Date, as hereinafter defined, Seller shall assign to Purchaser, and Purchaser shall, except as set forth in Section 2.2 below, assume and agree to perform and discharge the following liabilities and obligations of Seller and/or the Business:

(a) obligations of the Business for the sale and delivery of products not shipped prior to the close of business on the Closing Date under open sales orders, open bids and sales contracts included in the Assigned Contracts, which were accepted or made in the ordinary course of business of the Business prior to the close of business on the Closing Date;

(b) obligations of the Business for the purchase of raw materials, supplies and repair and maintenance materials not received prior to the close of business on the Closing Date and not included in the Purchased Inventory under open supply contracts, purchase orders and commitments included in the Assigned Contracts, which were given or made in the ordinary course of business of the Business;

(c) liabilities and obligations arising under the Assigned Contracts in accordance with their respective terms, excluding (A) payables owed by the Business to Seller or any of its Affiliates on the Closing Date, (B) any liability or obligation which arises from the Closing of the transaction contemplated hereby or (C) any Retained Liability, except to the extent that (B) or (C) are reflected in the Reference Statement of Net Assets);

(d) except with respect to Seller's environmental covenants contained in Section 13.6 hereto, liabilities arising in connection with environmental matters relating to the Business;
provided, however, that this provision shall not affect
Purchaser's rights to indemnifications as set forth in Article XVI hereof,

(e) liabilities and covenants arising from obligations to employees and former employees of the Business to the extent specifically assumed by Purchaser in Article XII of this Agreement;

(f) liability for suits, claims, proceedings and actions made or commenced after the Closing Date resulting from actual or alleged harm, injury or damage to persons, property or business by products manufactured, sold or shipped by the Business
("Products") on or after the Closing Date;

(g) liability for express or implied warranties of the Business, including obligations to repair, replace, rework or to make refunds of amounts paid for Products regardless of when such Products were manufactured, sold or distributed or when defects became or become apparent;

(h) liability for the recall, notification, retrofit or other post-manufacture remedial or corrective actions relating to Products, regardless of when such Products were manufactured, sold or shipped; and

(i) any other liabilities of the Business not specifically set forth as Retained Liabilities under Section 2.2 below.

The foregoing liabilities and obligations of Seller being assumed by Purchaser hereunder shall be collectively referred to as the "Assumed Liabilities". In addition to the foregoing, the parties acknowledge and agree that except as specifically set forth in
Section 2.2 below, Purchaser assumes all liabilities of the Purchased Subsidiaries by virtue of the fact that Purchaser is acquiring the shares of the Purchased Subsidiaries.

2.2 Retained Liabilities: Seller shall retain, and shall remain exclusively responsible for paying, performing and discharging when due, and regardless of any disclosure to Purchaser, Purchaser shall not assume or have any responsibility for:

(a) all liabilities and obligations (including all Taxes) relating to or arising, whether before, on or after the Closing, out of the Excluded Assets;

(b) all liabilities and obligations for Pre-Closing Taxes;

(c) all claims by and all liabilities and obligations to employees and former employees not specifically assumed by Purchaser in
Article XII of this Agreement;

(d) all indebtedness to third party financial institutions;

(e) obligations of the Business for all intercompany obligations, including Intercompany Notes Payable as the same may be reflected on the Closing Statement of Net Assets;

(f) liability for suits, claims, proceedings and actions made or commenced before or after the Closing Date resulting from actual or alleged harm, injury or damage to persons, property or business by products shipped by the Business prior to the Closing Date;

(g) liabilities arising in connection with environmental matters identified on Schedule 8.13 hereof, as addressed in Section 13.6 hereof.;

(h) all obligations of Seller under this Agreement including the indemnification obligations contained in Article XVI; and

(i) all liabilities relating to the case entitled Warren
Distribution. Inc. v. Johnson Controls Inc. and any settlement or other resolution thereof, to the extent any liabilities remain.

The liabilities and obligations of Seller which do not constitute
Assumed Liabilities and will be retained by Seller hereunder shall be collectively referred to as the "Retained Liabilities".

ARTICLE III
Purchase Price

3.1 Purchase Price: The purchase price payable by Purchaser to Seller for the Purchased Assets (the "Purchase Price") shall be Two Hundred Ten Million Dollars ($210,000,000) plus the Assumed Liabilities, subject to adjustment as provided in Article IV of this Agreement.

3.2 Payment at Closing: At the Closing, Purchaser shall transfer to a bank account designated by Seller the Purchase Price (the
"Closing Payment") by a wire transfer of immediately available funds in U.S. currency.

ARTICLE IV

Determination and Allocation of Adjusted
Purchase Price

4.1 Closing Statement of Net Assets: Within sixty (60) calendar days after the Closing Date, Seller shall prepare, and shall deliver to Purchaser an audited balance sheet (the "Closing Statement of Net Assets") of the Business as at the close of business on the business day immediately preceding the Closing Date, certified by Price Waterhouse. The Closing Statement of Net Assets shall be prepared on a basis consistent with the Reference Statement of Net Assets, which Reference Statement of Net Assets was prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), and otherwise in accordance with Seller's accounting principles set forth on Schedule 8.4 (collectively, "Seller's Accounting Principles"), and shall include an adjusting entry based on the results of a physical inventory, which Purchaser and its representatives shall have the right to observe, taken on August 31, 1998 with respect to European operations and July 26, 1998 with respect to the U.S. operations, and rolled forward in advance of the Closing Date.

4.2 Review of Closing Statement of Net Assets: Purchaser shall have the right to review the Closing Statement of Net Assets and to notify Seller of its dispute of such Closing Statement, provided that the scope of such dispute shall be limited to whether (i) the Closing Statement of Net Assets has been prepared in accordance with Seller's Accounting Principles; (ii) there exist mathematical errors in the Closing Statement of Net Assets; and/or (iii) Seller failed to reflect balance sheet items arising subsequent to the Reference Statement of Net Assets, in accordance with Seller's Accounting Principles (collectively, "Disputable Items"). If Purchaser does not notify Seller of any such dispute within thirty (30) days after the date the Closing Statement of Net Assets is delivered to Purchaser, then the Closing Statement of Net Assets delivered by Seller shall be deemed to be final, conclusive and binding on the parties. During the thirty (30) day period following the Purchaser's receipt of the Closing Statement of Net Assets, the Purchaser and its representatives shall have the right to review all books and working papers of Seller and its accountants related to the preparation of the Closing Statement of Net Assets. If, however, Purchaser notifies Seller in writing within such period that it believes there is a Disputable Item with respect to the Closing Statement of Net Assets and specifies
(a) the Disputable Item(s) and (b) the amount of the adjustment it proposes with respect to each Item, the parties will then negotiate in good faith to resolve their differences with respect thereto. If the parties are unable to resolve their dispute, the disputed items shall be referred, within 120 days after the date the Closing Statement of Net Assets is delivered to Purchaser, to Arthur Andersen, certified public accountants, or if such firm is unable or unwilling to serve, to another "Big Five" accounting firm selected by the firm declining to serve; provided such selected firm is not the regular independent auditor of Seller or Purchaser (the "Firm"). The Firm shall only be asked to verify the validity of the Disputable Item(s) and the related adjustment needed, if any, to the Closing Statement of Net Assets, and report to Seller and Purchaser within 30 days after such referral. The decision of the Firm shall be final, conclusive and binding on the parties hereto. Notwithstanding the final acceptance of the Closing Statement of Net Assets, such acceptance shall not prohibit or limit in any way any right of Purchaser to indemnification hereunder for the breach of any representation and warranty by Seller in Article VIII hereof. The fees and expenses of the Firm shall be allocated equally between Seller and Purchaser.

4.3 Cooperation: Representatives of Seller shall be given reasonable access to all books, records and other data of the Business necessary for the purpose of preparing and auditing the Closing Statement of Net Assets. Personnel of the Purchaser may be consulted from time to time by such representatives.

4.4 Settlement of Adjusted Purchase Price: Within 10 days after the final determination of the Closing Statement of Net Assets in accordance with Section 4.2, Seller shall pay to Purchaser the amount by which the Net Asset Value of the Business as set forth on the Reference Statement of Net Assets exceeds the Net Asset Value of the Business as set forth on the Closing Statement of Net Assets, or Purchaser shall pay to Seller the amount by which the Net Asset Value of the Business as set forth on the Closing Statement of Net Assets exceeds the Net Asset Value, as set forth on the Reference Statement of Net Assets, as the case may be. The amount of the payments described in this Section 4.4 shall be paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, with interest thereon from the Closing Date to the date of such payment, calculated at a rate equal to the "Prime Rate" quoted by The Chase Manhattan Bank, N.A., New York, New York on the Closing Date, in immediately available funds remitted by wire transfer to a bank designated by the payee thereof. The parties understand and agree that the adjusted purchase price mechanism described in these Sections 4.1 - 4.4 is not intended to apply to disputes or questions regarding the Reference Statement of Net Assets or the preparation thereof; which disputes or questions instead shall be evaluated under the terms of Article VIII (to the extent such provisions of Article VIII apply).

4.5 Net Asset Value. Except as otherwise specifically described in this Section 4.5, the term "Net Asset Value", with respect to the Business shall mean the total assets of the Business minus the total liabilities, in each case as reflected on the Reference Statement of Net Assets or the Closing Statement of Net Assets, as the case may be, as "Equity".

4.6 Allocation of Purchase Price:. The Seller and Purchaser will negotiate in good faith to allocate the Purchase Price among the Purchased Assets (including the portion allocated to each Purchased Subsidiary). If the Seller and Purchaser are unable to reach an agreement, they will engage a mutually agreeable appraiser, whose appraisal shall be conclusively binding on the parties. Seller and Purchaser agree to use the agreed upon allocation for all purposes in any Federal and state income or franchise tax return filed by them subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets and the determination by Purchaser of its tax basis with respect to the Purchased Assets. Neither party will file any returns or reports in a manner which is inconsistent with the allocation or appraisal as applicable.

ARTICLE V

Closing Matters

     5.1  The Closing

 (a) The purchase and sale (the "Closing") contemplated under this Agreement shall take place at the offices of Seller, located at 49200 Halyard Drive, Plymouth, Michigan, or at such other place as the parties shall mutually agree upon, at 10:00 A.M. Local time on September 30, 1998, or such other time or such earlier date as the parties shall mutually agree upon, or such later date as may be required pursuant to paragraph (b) of this Section 5.1, or as soon as practicable after the satisfaction (or to the extent permitted, waiver) of the conditions set forth in Articles X and XI. The date the Closing takes place is herein referred to as the "Closing Date". The Closing shall be effective as of 12:01 a.m. on the Closing Date.

(b) If all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and all equivalent filings relating to the sale and purchase of the Purchased Subsidiaries, have not expired or been otherwise terminated, by the date set forth in paragraph (a) of this Section 5.1, the Closing shall, without the necessity of any action by or consent of any party hereto, be postponed until five days after the date of expiration or termination of the last such waiting periods.

(c) At the Closing, Purchaser shall transfer to a bank account designated by Seller the Closing Payment in accordance with
Section 3.2 above.

(d) At the Closing and effective on the Closing Date, Seller shall execute and deliver (or cause to be executed and delivered) the following documents to Purchaser (collectively, the "Conveyance
Instruments"):

(i) Such special warranty or limited covenant deed or deeds (in recordable form and content reasonably acceptable to Purchaser, together with any and all required real estate transfer tax forms and other documents as may be necessary to enable the deeds to be recorded and the transfer tax paid) as shall be effective to vest in Purchaser good and marketable fee simple title to all of the Owned Real Property, free and clear of all Encumbrances, except for Permitted Owned Real Property Exceptions as listed on Schedule 8.5(a);

(ii) Bills of sale, endorsements, assignments and other good and sufficient instruments of sale, transfer, conveyance and assignment, together with all required consents obtained by Closing, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser good and marketable title, free and clear of all Encumbrances, to the Purchased Assets other than the Owned Real Property; and

(iii) Share certificates or other documents representing all of Seller's ownership of the Purchased Subsidiaries properly endorsed for transfer of Seller's record and beneficial ownership in and to the Purchased Subsidiaries;

(iv) Such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

 (v) An ALTA Owner's Extended Coverage Title Insurance Policy with respect to each Owned Real Property in the United States, issued by a nationally recognized title insurance company, written and marked-up as of the Closing Date, insuring Purchaser in such amounts and together with such endorsements as Purchaser and Seller shall mutually agree. Such title insurance policy shall insure fee simple title to such Real Property, free and clear of all Encumbrances and other matters other than Owned Real Property Exceptions set forth on Schedule 8.5(a).

(e) This Agreement shall not constitute an agreement to assign, and the Purchased Assets shall not include, any contract, license, lease, commitment, sales order or purchase order or other agreement if an assignment or attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way impair the rights of Seller thereunder.

(f) At the Closing, Seller shall deliver FIRPTA certificates for each entity constituting the Business.

(g) At the Closing, Seller shall cause any directors or officers of the Purchased Subsidiaries who are officers or employees of Seller (other than full-time employees of the Business) to resign or to be removed as directors and officers thereof.

(h) At the Closing, Seller shall deliver to Buyer organizational documents in respect of each Seller.

5.2 Risk of Loss. Until the Closing, any loss or damage to the Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

ARTICLE VI
Transfer After the Closing

6.1 Further Instruments and Actions: From time to time after the Closing Date, upon request of Purchaser, Seller, without further consideration, shall exercise reasonable best efforts and cooperate with Purchaser and shall duly execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances and powers of attorney and take such other actions and give such assurances as may be reasonably required to convey to and vest in Purchaser its right, title and interest in all the assets, property and business of Seller intended to be assigned, transferred and conveyed pursuant to and as provided in and subject to the provisions of this Agreement. Seller shall promptly pay or deliver to Purchaser any amounts or items which may be received by Seller after the Closing which constitute Purchased Assets.

6.2 Purchased Assets Requiring Consents: In the event any consent of a third party legally required for the sale, assignment or transfer to Purchaser of any Purchased Asset has not been obtained by the Closing Date then such Purchased Asset shall not be deemed to be sold, assigned or transferred to Purchaser at the Closing, but

(a) Seller, at Seller's cost and expense, shall exercise best efforts and cooperate with Purchaser in entering into any reasonable arrangement reasonably acceptable to Purchaser and sufficient to provide Purchaser with the economic claims, rights and benefits of Seller's rights under or pursuant to such Purchased Asset;

(b) Seller, at Seller's cost and expense, shall exercise reasonable best efforts and cooperate with Purchaser in obtaining any such required consent or waiver after the Closing;

(c) upon obtaining all required consents or waivers for such Purchased Asset, such Purchased Asset shall be deemed to be sold or transferred to Purchaser as of the receipt of such consents or waivers and Seller shall execute, without further consideration from Purchaser, any documents reasonably requested by Purchaser to confirm that such Purchased Asset has been assigned to Purchaser; and

(d) to the extent any Purchased Asset may not be assigned or transferred to Purchaser by reason of the absence of any such consent and to the extent Seller is unable to enter into an arrangement pursuant to Section 6.2(a) above, Purchaser shall not be required to assume any Assumed Liabilities arising under such Purchased Asset.

ARTICLE VII
Actions Prior to Closing

7.1 Purchaser's Access: Prior to the Closing Date, Seller shall grant to Purchaser or cause to be granted to Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to key personnel, properties, books, commitments, contracts, tax returns and records of Seller relating to the transition of the Business to Purchaser and to the due diligence review of the Business and the Purchased Subsidiaries which could not be accomplished prior to the date hereof; provided, however, that such access does not unreasonably interfere with Seller's normal operations.

7.2 Obtaining of Consents:

(a) As soon as possible after the date hereof, each party shall
(i) cooperate with the other to make all necessary filings, including without limitation, filings under the HSR Act and equivalent foreign laws and regulations, and (ii) use commercially reasonable efforts to make all other necessary filings with all Governmental Entities or other regulatory authorities to obtain licenses, permits, approvals, authorizations and consents of all third parties required for the sale, assignment or transfer to Purchaser of any of the Purchased Assets or the consummation of any of the transactions contemplated by this Agreement.

(b) Seller and Purchaser shall equally share the cost of complying with or obtaining the consent to or approval of the transactions contemplated hereby of any Governmental Entity, including without limitation, any such approval or consent required by any Environmental Requirement, safety, health, or other applicable law or regulation. Seller alone shall bear the cost of obtaining all consents from private third parties. Each party hereto shall provide to the other party such information as the other party may reasonably request in order to enable it to prepare such filings. Each party hereto shall also use its respective reasonable best efforts to expedite any governmental review and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable.

7.3 Actions of Seller and Conduct of Business:

(a) Seller shall use reasonable best efforts to perform its obligations hereunder and satisfy all conditions to Closing to be performed or satisfied by Seller under this Agreement by the Closing Date or such other date by which performance is required hereunder.

(b) From the date hereof through the Closing Date, unless otherwise agreed in writing by Purchaser, Seller shall not and shall cause each of the Purchased Subsidiaries not to, except as required or expressly permitted pursuant to the terms hereof, make any change in the conduct of the Business or the Purchased Assets or enter into any transaction other than in the ordinary course of business consistent with past practice and shall continue to conduct the Business and cause each of the Purchased Subsidiaries to conduct their respective businesses in the ordinary course of business. Prior to the Closing, Seller shall confer, to the extent reasonably practicable, with Purchaser on a regular basis as Purchaser may request, and report on significant operational matters and material decisions affecting the Business. Seller and the Purchased Subsidiaries shall use all reasonable best efforts to keep intact the Business, maintain its plants and machinery consistent with past practice, comply with all material requirements of law, rules, regulations, orders, ordinances and directives, whether Federal, state, local or otherwise and preserve the material third party relationships of the Business. Seller shall take no steps intended to take managers or employees from the Business.

(c) Without limiting the generality of the foregoing, from the date hereof through the Closing Date, unless otherwise agreed orally or in writing by Purchaser, Seller shall not with respect to the Business, and shall not permit any Purchased Subsidiary to:

(i) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any of the Purchased Assets of the Business with an aggregate value in excess of One Hundred Thousand ($100,000) Dollars, except for sales of inventory and the factoring of receivables in the ordinary course of business consistent with past practice;

 (ii) permit, allow or subject any of the Purchased Assets to any Encumbrance or suffer such to be imposed, except for Permitted
Liens (as defined in Schedule 8.5(a));

(iii) except in the ordinary course of business consistent with past practice or as required by law or contractual obligations or other agreements existing on the date hereof, or as may be implemented for all of Seller's employees under a general amendment or modification to Seller's Benefit Plans, increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the Business' employees;

(iv) enter into a new agreement or contract which requires the delivery by it of a performance bond in an amount in excess of One Hundred Thousand ($100,000) Dollars;

(v) approve or make any capital expenditures exceeding, in the aggregate Two Hundred Fifty Thousand ($250,000) Dollars, except to the extent approved by Seller prior to signing in the ordinary course of business consistent with past practices;

(vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Business incur or assume any long-term indebtedness for borrowed money;

(vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(viii) except for intercompany transactions in the ordinary course of business consistent with past practice, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates;

(ix) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or Seller's
Accounting Principles;

(x) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Business; or

(xi) (a) take any position that is in any manner inconsistent with any prior position taken in any filing, settlement or agreement with respect to Taxes or (b) make any Tax election unless in each case, such action would not have an adverse effect on Purchaser.

7.4 Actions of Purchaser: Purchaser shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by Purchaser under this Agreement by the Closing Date or such other date by which performance is required hereunder.

7.5 Public Announcements: From and after the date hereof and through the Closing Date, Seller and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Seller nor Purchaser shall issue any press release or make any public statement prior to obtaining the other party's approval, provided, however, that in the event disclosure by either party may be required by law, such party may make such disclosure, the contents of which shall be subject to the reasonable review and comment of the other party.

7.6 No Solicitation: From the date hereof, Seller and the Purchased Subsidiaries shall not, nor shall either of them authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by any of them to, (i) solicit, initiate or encourage or any "other bid", (ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Seller or any Purchased Subsidiary or any investment banker, attorney or other advisor or representative of Seller or any Purchased Subsidiary, whether or not such person is purporting to act on behalf of Seller or any Purchased Subsidiary or otherwise, shall be deemed to be a breach of this Section 7.6 by Seller. Seller promptly shall advise Purchaser orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the person making any such other bid or inquiry, provided such advisement does not violate a confidentiality obligation of Seller. As used in this Section 7.6, "other bid" shall mean any proposal to acquire in any manner any of the assets of the Business (including, without limitation, the Purchased Shares), other than (A) the transactions contemplated by this Agreement and (B) the acquisition of Inventory in the ordinary course of business consistent with past practice and not in violation of this Agreement.

ARTICLE VIII

Representations and Warranties of Seller

Each Seller represents and warrants to Purchaser as follows:

8.1 Organization and Authority: Each Seller is a corporate entity duly organized and validly existing, and where applicable, in good standing under the laws of the state or country of their incorporation, as the case may be and Seller has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and all other agreements, instruments and documents to be delivered by Seller hereunder (the "Related Documents") and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Purchased Assets held by it or the nature of the Business make such qualification necessary for it to conduct the Business as currently conducted by it.

8.2 Purchased Subsidiaries: Except for the corporations listed on
Schedule 8.2 (the "Purchased Subsidiaries"), the Business is not operated by or through any corporation or other entity. Schedule
8.2 correctly sets forth the corporate name and the jurisdiction of incorporation with respect to each Purchased Subsidiary. Each Purchased Subsidiary is a corporation duly organized, validly existing and in good standing as applicable under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing as applicable in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. All the outstanding shares of the capital stock of each class of each Purchased Subsidiary have been validly issued and are fully paid and nonassessable and are owned, beneficially and of record, by the entities listed on Schedule 8.2, free and clear of all Encumbrances.

8.3 Corporate Action; No Conflict: The execution and delivery by Seller of this Agreement and the Related Documents and Seller's performance of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Seller. This Agreement has been duly and validly executed and delivered by Seller and is, and each of the Related Documents when executed and delivered by Seller in accordance with its terms will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally. Except as set forth in
Schedule 8.3, neither the execution, delivery or performance by Seller of this Agreement or any of the Related Documents, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the charter or by-laws of Seller or any Purchased Subsidiary, (ii) violate any provision of law, statute, rule or regulation, or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority; or (iii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller or any of its subsidiaries under any provision of any Assigned Contract to which Seller or any of the Purchased Subsidiaries is a party or by which any of their respective properties or assets is bound. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or other governmental authority or instrumentality, domestic or foreign is required to be obtained or made by or with respect to Seller or any of the Purchased Subsidiaries in connection with the execution, delivery and performance of this Agreement or any Related Documents or the consummation of the transactions contemplated hereby and thereby other than compliance with and filings under the HSR Act and the equivalent foreign laws and regulations, and compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

8.4 Financial Statements:

(a) Set forth in Schedule 8.4 hereto is an unaudited Statement of Net Assets of the Business as at June 30, 1998 (the "Reference Statement of Net Assets") and related unaudited statements of income and cash flow of the Business for the nine (9) month period ending June 30, 1998. Such financial statements are collectively referred to herein as the "Financial Statements." The Financial Statements have been prepared from the books and records of the Business, in accordance with Seller's Accounting Principles attached as Schedule 8.4 and fairly present the financial condition and results of operations of the Business (including the Purchased Subsidiaries) as of the date thereof and for the period indicated.

(b) The Business does not have any liabilities or obligations (whether accrued, absolute, contingent, unasserted or otherwise) of a nature required by GAAP to be reflected on a consolidated balance sheet of the Business or in the notes thereto, except (i) as disclosed in the Reference Statement of Net Assets, and (ii) for liabilities and obligations incurred in the ordinary course of the Business consistent with past practice since the date of the Reference Statement of Net Assets and not in violation of this Agreement.

8.5 Real Property:

(a) Schedule 8.5(a! sets forth a list of all Owned Real Property. Except for the Owned Real Property listed on said Schedule 8.5(a), neither Seller nor any Purchased Subsidiary owns any real property or interest therein that is used in, held for use in or otherwise pertains to the Business. Except for matters listed on Schedule 8.5(a) (collectively, the "Permitted Owned Real Property Exceptions"), Seller or a Purchased Subsidiary has good and marketable fee title to the Owned Real Property, free and clear of all Encumbrances or other matters affecting title.

(b) Schedule 8.5(b) sets forth a list of all Leases material to the Business. Except as set forth on said Schedule 8.5(b), (i) each Lease is in full force and effect and all rent and other sums and charges payable thereunder by Seller or a Purchased Subsidiary, as applicable, are current, (ii) no notice of default by Seller or a Purchased Subsidiary, as applicable, or termination under any Lease is outstanding, and (iii) neither the tenant nor the landlord thereunder is in default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default or event of default thereunder. Except for Permitted Liens in respect of the Lessor's interest, Seller has good and valid title to the leasehold estates in all Leased Real Property, free and clear of all Encumbrances.

8.6 Tangible Assets Other Than Owned Real Property: Other than Owned Real Property, which is the subject of Section 8.5 hereof, Seller and the Purchased Subsidiaries have good, valid and marketable title to all the material tangible assets of the Business (including without limitation, the Purchased Assets), except those sold or otherwise disposed of in the ordinary course of business consistent with past practice and not in violation of this Agreement, free and clear of all Encumbrances, except for Permitted Liens and those tangible assets subject to leases as set forth on Schedule 8.7.

8.7 Contracts:

(a) Except as listed on Schedule 8.7, neither Seller nor any Purchased Subsidiary is a party to or bound by any material contracts, agreements, guarantees of payment or performance, licenses, leases of personal property or conditional sales contracts that are used, held for use primarily in, or that arise primarily out of or relate to or affect the Business and which extend beyond the Closing Date, other than (i) purchase orders and sales orders entered into in the ordinary course of business and
(ii) contracts which involve a commitment for less than Two Hundred Fifty Thousand ($250,000) Dollars. Seller and each Purchased Subsidiary has in all material respects performed all the obligations required to be performed by it to date, and is not in default in any respect under any Assigned Contract except for possible defaults which do not in any material respect impair the ability of the Business to conduct its operations as heretofore conducted.

(b) Except as set forth in the Assigned Contracts, no consent by any third party is required under any of the Assigned Contracts as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

8.8 Litigation:

(a) Except as set forth on Schedule 8.8, there are no claims, actions or suits pending, or to the Knowledge of Seller threatened, and there are no investigations pending or, to the Knowledge of Seller, threatened, against Seller or any Purchased Subsidiary affecting or arising out of the conduct of the Business, the Purchased Assets or Assumed Liabilities, or against the transactions contemplated by this Agreement, at law or in equity or before or by any court or other governmental agency or instrumentality, domestic or foreign, or any arbitral body an adverse outcome of which would have a Material Adverse Effect . As used in this Agreement, Material Adverse Effect shall mean a material adverse effect on the results of operations, condition (financial or otherwise) business, assets, and business prospects of the Business and the Purchased Subsidiaries ("Material Adverse Effect").

(b) Except as set forth in Schedule 8.8, Seller is not a party or subject to or in default under any judgment applicable to the conduct of the Business or any Purchased Asset or Assumed Liability. Except as set forth in Schedule 8.8, there is not any proceeding or claim by Seller pending, or actionable claim for which Seller intends to initiate litigation, against any other person affecting or arising out of the conduct of the Business.

8.9 Compliance with Law: Except as listed on Schedule 8.9 or as disclosed in Section 8.8 above, neither Seller nor any Purchased Subsidiary is in violation in any material respect of any foreign, federal, state or local law, statute, regulation or order applicable to the operation of the Business or the Purchased Assets. Except as set forth in Schedule 8.9, none of Seller and the Purchased Subsidiaries has received any written or oral communication from a Governmental Entity that alleges that the Business is not currently in compliance in any material respect with any applicable laws. Neither Seller nor the Purchased Subsidiaries has received any written notice that any investigation or review by any Governmental Entity with respect to any Acquired Asset or the Business is pending or that any such investigation or review is contemplated. The Business is in possession of all material governmental permits, approvals and authorizations necessary for the operation of the Business, and all such Permits, are in full force and effect. This Section 8.9 does not relate to environmental matters, it being the intent of the parties that the only Sections relating to environmental matters shall be Sections 8.13 and 13.6.

8.10 Employee Benefit Plans:

(a) Schedule 8.10(a) lists each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA, hereinafter a "Welfare Plan"), and each other material plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Seller or any other person or entity that, together with the Seller, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each, together with the Seller, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Business in the United States (all the foregoing being herein called "Benefit Plans").

(b) Each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws including ERISA and the Code and the transactions contemplated by this Agreement will not result in any violation of such Benefit Plan terms or applicable laws. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(c) All contributions to the Benefit Plans that may have been required to be made in accordance with Section 302 of ERISA or
Section 412 of the Code have been timely made. There has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. No Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year. There is no actual or potential liability under the Code or Title IV of ERISA (including by reason of the transactions contemplated by this Agreement) with respect to any Benefit Plan or any other benefit plan or any former benefit plan maintained or sponsored by a Commonly Controlled Entity to which a Commonly Controlled Entity was required to contribute which would result in any material liability to the Purchaser or its affiliates on or following the Closing.

(d) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan is qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the Knowledge of Seller, revocation has not been threatened; no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Pension Plan; and such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification.

(e) Plastics USA, a Michigan corporation, does not have (and has not had during the five-year period preceding the Closing Date) any employees and does not maintain or sponsor or is required to contribute to (and has not during the five-year period preceding the Closing Date maintained or sponsored or been required to contribute to) any Benefit Plan or former plan which, if still in effect, would be deemed a Benefit Plan.

(f) No Commonly Controlled Entity maintains or contributes or has maintained or contributed to, or is (or was) required to contribute to, a multiemployer plan, as such term is defined in
Section 4001(a) of ERISA, in respect of current or former employees of the Business.

(g) Seller does not maintain or contribute to and has not maintained or contributed to a "multi-employer plan," as such term is defined in Section 4001(a) of ERISA.

(h) Foreign Plans: Schedule 8.10(e) lists all pension plans maintained or contributed to by Seller or the Business (collectively, the "Foreign Plans") for the benefit of current salaried and hourly non-U.S. employees ("Foreign Participants") and persons claiming through them, as well as former salaried and hourly non-U.S. employees of the Business other than a plan (or contribution to a plan) that is a governmental plan or national union plan. To the extent that there exist any Foreign Plans, they are in compliance in all material respects with applicable laws and regulations and there are no material unfunded liabilities under such Foreign Plans with respect to which Purchaser will be liable.

8.11 Purchased Rights:

(a) Schedule 8.11 sets forth a true and complete list of all Purchased Patents, Purchased Copyrights and Purchased Trademarks, owned, used, filed by or licensed to Seller or the Purchased Subsidiaries and used, held for use or intended to be used primarily in the operation or conduct of the Business. Except as set forth in Schedule 8.11, (i) all the Purchased Rights have been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the Business as presently conducted,
(ii) Seller or the Purchased Subsidiaries is the sole and exclusive owner of, and Seller and the Purchased Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Purchased Rights and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights; and
(iii) to Seller's Knowledge during the past two (2) years neither Seller nor the Purchased Subsidiaries has received any written or oral communication from any person asserting ownership in any Purchased Rights.

(b) Except as set forth on Schedule 8.11 hereof, neither Seller nor the Purchased Subsidiaries has granted any license of any kind relating to any Purchased Rights or the marketing or distribution thereof. Neither Seller nor the Purchased Subsidiaries is bound by or a party to any option, license or agreement of any kind relating to the intellectual property of any other person for the use of such intellectual property in the conduct of the Business, except as set forth in Schedule 8.7, except for so-called "shrink-wrap" license agreements relating to computer software licensed in the ordinary course of the Business. To the Knowledge of Seller the conduct of the businesses presently conducted does not violate, conflict with or infringe the intellectual property rights of any other person. Except as set forth in Schedule 8.11,
(i) no claims are pending against Seller or the Purchased Subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Purchased Rights and (ii) during the past two (2) years Seller and its Affiliates have not received any written communication alleging that Seller or any of its Affiliates has in the conduct of the Business violated any rights relating to intellectual property of any person.

(c) All material technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All current members of management and key personnel of Seller have executed and delivered to Seller a proprietary information agreement restricting such person's right to disclose proprietary information of Seller and its Affiliates. No former or current management and key personnel have any claim against Seller or the Purchased Subsidiaries in connection with such person's involvement in the conception and development of any technology and no such claim has been asserted or is threatened. None of the current officers and employees of Seller or the Purchased Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller or the Purchased Subsidiaries in the furtherance of the Business, which patents or applications have not been assigned to Seller or the Purchased Subsidiaries, with such assignment duly recorded in the United States Patent and Trademark Office.

8.12 No Material Adverse Change: Except as set forth on Schedule 8.12, there has been no change in the sales, profits, business, assets, condition, financial or otherwise, prospects or results of operations of the Business since the date of the Reference Statement of Net Assets which has had a Material Adverse Effect on the Business taken as whole, except for any changes which will result or have resulted exclusively from the announcement of the sale of the Business to Purchaser and the transition efforts conducted by Purchaser prior to Closing. Except as set forth in
Schedule 8.12, since the date of the Reference Statement of Net Assets, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals.

8.13 Environmental Matters: Except as set forth on Schedule 8.13:

(a) Seller and the Purchased Subsidiaries are in compliance in all material respects with all Environmental Requirements (as defined below)

(b) Seller and the Purchased Subsidiaries hold and are in compliance, in all material respects, with all permits, licenses, authorizations and approvals from Governmental Entities (as defined below) necessary for the conduct of the Business.

(c) There is no pending, or to Seller's Knowledge, threatened investigation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Entity or person against Seller in relation to the Business, or against any of the Purchased Subsidiaries alleging a failure to comply in any material respect with any Environmental Requirements, or otherwise relating to Environmental Requirements, and neither Seller nor any of the Purchased Subsidiaries has received any written notice, report or other information regarding any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), arising under Environmental Requirements, including any notices or requests for information pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), as amended, or analogous state or foreign law, or the common law and including any other investigative, remedial or corrective obligations, relating to the Business; provided that Seller shall have five (5) business days from the date hereof to amend (a) Schedule 8.13 by identifying any instances of receipt of information relating to Seller's potential involvement at any sites under CERCLA or analogous state or foreign law; and (b) the undertaking contained in Section 13.6 to provide for Seller's management of the matter through the CERCLA (or analogous foreign law) process;

(d) There have been no Releases (as defined below) or threatened
Releases at, from, under or proximate to the Real Property, nor have there been any off-site Releases or threatened Releases in connection with Seller, the Purchased Subsidiaries or the Business;

(e) No Hazardous Materials (as defined below) have been generated, transported, stored, treated, recycled or otherwise handled in any way in the operation of the Business except in compliance with Environmental Requirements;

(f) To Seller's Knowledge, no leaking underground storage tanks
(or related contamination) is now or has ever been located at any property or facility currently or formerly owned or operated in connection with the Business;

(g) To Seller's Knowledge, there is no equipment containing polychlorinated biphenyls ("PCBs") or asbestos-containing materials which are not in compliance with Environmental
Requirements or which require abatement or remediation located at, on or under any property or facility owned or operated in connection with the Business;

(h) This Section 8.13 contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including without limitation any arising under any Environmental Requirements. Except as set forth in
Article XVI with respect to Seller's obligation to indemnify Purchaser and Article XIII with respect to Seller's environmental convenants, Purchaser hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller, and hereby releases Seller from any claim, demand or liability, regarding any such environmental matter (including any arising under any Environmental Requirements and including any arising under the Comprehensive Environmental Response Compensation and Liability Act, any analogous state or foreign law, or the common law).

As used herein, the term "Governmental Entity" means any foreign, federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

As used herein, the term "Hazardous Materials" means all explosive and radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, and solid, liquid or gaseous substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, PCB's, or PCB-containing materials or equipment, radon gas, infectious or medical wastes, and all other substances, wastes or emissions of any nature regulated pursuant to any Environmental Requirement.

As used herein, "Environmental Requirements" shall mean all foreign, federal, state and local statutes, rules, regulations, codes, ordinances, decrees, orders and permits concerning pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of, or exposure to, any Hazardous Materials.

As used herein, the term " Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating, or migrating of any Hazardous Material into the environment.

8.14 Accounts Receivable: All notes and accounts receivable of the Business as of the date of the Reference Statement of Net Assets are reflected on the Reference Statement of Net Assets, and represent actual indebtedness incurred by the applicable account debtors and have arisen from bona fide transactions in the ordinary course of the Business consistent with the past practice and not in violation of this Agreement. Since the date of the Reference Statement of Net Assets, there have not been any write-offs as uncollectable of any receivables, except for write-offs in the ordinary course of the Business consistent with past practice and Seller's Accounting Principles, and not in violation of this Agreement.

8.15 Tax Matters:

(a) In relation to the Purchased Subsidiaries and except as set forth on Schedule 8.15, (i) Seller or the Purchased Subsidiaries have paid all Taxes (as hereinafter defined) for which it or the Purchased Subsidiaries could be held liable or required to pay through the date hereof and will pay all Taxes required to be paid by it or them for periods ending on or prior to the Closing Date and Seller or the Purchased Subsidiaries have filed or will, prior to the Closing, file all returns, declarations of estimated Tax, Tax reports, information returns and statements required to be filed by it or them prior to the Closing (other than those for which extensions shall have been granted prior to Closing) (collectively, "Returns"); (ii) the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of Seller and the Purchased Subsidiaries and any other information required to be shown therein; (iii) Seller or the Purchased Subsidiaries have timely paid or, if not yet due, made provisions on its books and records for all Taxes relating to the operations of the Business that it or they are required to have paid; and (iv) Seller or the Purchased Subsidiaries have adequately accrued on the Reference Statement of Net Assets for any unpaid Taxes relating to any period ending prior to the Closing Date.

(b) As of the Closing Date, there are no outstanding federal, state, local, or foreign tax assessments from any taxing or governmental authority against which the Purchased Assets have been levied, or which have given rise to any security interest or other encumbrance thereon. There are no Tax liens with respect to any of the Purchased Assets or any asset of the Purchased Subsidiaries.

 (c) To Seller's Knowledge, neither Seller nor any of its Affiliates has made with respect to any Purchased Asset or any asset held by a Purchased Subsidiary, any consent under Section 341 of the Code, (ii) none of the Purchased Assets or any of the assets of a Purchased Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code, (iii) none of the Purchased Subsidiaries are a party to any lease made pursuant to Section 168(f) (8) of the Internal Revenue Code of 1954, and
(iv) (A) none of the Purchased Subsidiaries are required to make any adjustment pursuant to Section 481 of the Code (or any similar provision of other laws or regulations) by reason of a change in accounting method or otherwise, none of the Purchased Subsidiaries have an application pending with any taxing authority requesting permission for any change in accounting method that relates to its business or operations.

(d) Seller and each of its subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under state, local or foreign laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

(e) No Purchased Subsidiary is a real property holding company within the meaning of Section 897 of the Code.

(f) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

(g) To Seller's Knowledge, no material claims are being asserted in writing with respect to any Taxes of the Purchased Subsidiaries. Each of the jurisdictions in which each of the Purchased Subsidiaries are required to file tax returns are listed on Schedule 8.15(c) and no taxing authority has notified the Seller (or any subsidiary of Seller) that any Purchased Subsidiary is required to file a tax return in a jurisdiction where it has not done so.

(h) To Seller's Knowledge, the Returns have been examined by the Internal Revenue Service (or a similar authority under foreign law) for all taxable years as indicated on Schedule 8.15(h). Any deficiencies resulting from such examinations have either been paid or adequately provided for. Except for refund claims, no material action, suit, proceeding, investigation, arbitration, audit, claim or assessment is presently pending or has been proposed or threatened to be asserted or commenced by any taxing authority with regard to any Taxes that relate to the Purchased Assets or for which the Purchased Subsidiaries may be liable.

(i) To Seller's Knowledge, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Returns required to be filed with respect to a Purchased Subsidiary, the Seller or any of the Subsidiaries; no Purchased Subsidiary (nor any affiliated, combined, consolidated or unitary group, within the meaning of Section 1504 of the Code or similar provision of state, local or foreign law. of which a Purchased Subsidiary, is or has been a member), has requested any extension of time within which to file any material Return which return has not yet been filed except as indicated in Schedule 8.15(i).

(j) Except as otherwise indicated on Schedule 8.15(j), (i) none of the Purchased Subsidiaries has ever been a member of a consolidated, combined or unitary tax group (or corresponding provisions under foreign law) other than the group in which it currently is a member and (ii) none of the Purchased Subsidiaries is a member of a Tax sharing or similar agreement or has any tax indemnity obligations.

(k) None of the Purchased Subsidiaries will be required to include in a taxable period ending after the Closing Date any taxable income (whether earned by a Purchased Subsidiary or an Affiliate of a Purchased Subsidiary) attributable to income that accrued in a prior taxable period (or the portion of the taxable period that ends on the Closing Date that was before the Closing Date) but was not recognized in any prior taxable period as a result of the installment method of accounting, the cash method of accounting or
Section 481 of the Code or comparable provisions of state, local or foreign law, or for any other reason, unless the relevant accrued income taxes were adequately reflected on the Reference Statement of Net Assets.

(1) "Taxes" (and individually, "Tax") means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority.

Section 8.16 Labor Matters: Except as disclosed on Schedule 8.16,
(a) neither Seller nor any Purchased Subsidiary is a party to or subject to any collective bargaining agreement with any labor organization with respect to any operations of the Business; and there are, and to Seller's Knowledge have been no charges, complaints or grievances including any unfair labor practices charges which have been filed with the National Labor Relations Board; (b) there are no agreements with labor unions, work councils or associations representing employees of the Business; and (c) there are no current, and to Seller's Knowledge threatened, strikes, slowdowns, picketing, work stoppages or other occurrences, events or conditions of a similar character in which any of said employees are participating.

Section 8.17 Disclosure: No representation or warranty of Seller or the Purchased Subsidiaries contained in this Agreement contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

Section 8.18 Sufficiency of Purchased Assets: The Purchased Assets (together with the Excluded Assets specified in Section 1.2), comprise all the assets employed by Seller and the Purchased Subsidiaries in connection with the Business. The Purchased Assets (together with the Excluded Assets specified in Section 1.2) are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

Section 8.19 Transactions with Affiliates: Except as set forth in
Section 8.19, none of the Assigned Contracts between the Business, on the one hand, and Seller or any of its Affiliates, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 8.19, after the Closing none of Seller's Affiliates (other than Purchased Subsidiaries) will have any interest in any property (real or personal, tangible or intangible) or Assigned Contract used in or pertaining to the Business. Except as set forth in Schedule 8.19, Seller provides no material services to the Business.

Section 8.20 Suppliers: Except as set forth in Schedule 8.20, between the date of the Reference Statement of Net Assets and the date of this Agreement, in the conduct of the Business neither Seller nor any of the Purchased Subsidiaries has entered into or made any contract or commitment for the purchase of merchandise other than in the ordinary course of business consistent with past practice and not in violation of this Agreement. Except as set forth in Schedule 8.20, since the date of the Reference Statement of Net Assets there has not been (i) any material adverse change in the business relationship of the Business with any material supplier of merchandise to the Business, or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such material supplier.

Section 8.21 Distributors and Sales Representatives: Schedule 8.7 sets forth a list of each distributor or sales representative of the products of Seller.

Section 8.22 Employees: Seller has delivered to Purchaser a true and complete list containing substantially all of the names of each officer and manager/employee of the Business (including the Purchased Subsidiaries) and the title or job classification and current rate of compensation of each such person.

Section 8.23 Payments: Neither Seller or any Affiliate, officer, agent or employee thereof nor any distributor or licensee thereof nor any other person (including, without limitation, any associate of Seller or any affiliate of Seller) acting on behalf of Seller or any affiliate of Seller, directly or indirectly, has, during the past five years, on behalf of or with respect to the Business,
(a) made any unlawful domestic or foreign political contributions,
(b) made any payment or provided services which were not legal to make or provide or which Seller or any affiliate of Seller or any such officer, employee or other person should have known were not legal for the payee or the recipient of such services to receive,
(c) received any payment or any services which were not legal for the payor or the provider of such services to make or provide, or
(d) had any off-book bank or cash accounts.

Section 8.24 Customers. Except for the customers named in Schedule 8.25, the Business does not have any customer to whom it made more than 5% of its total sales, in the aggregate during its most recent fiscal year.

ARTICLE IX
Representations and Warranties of Purchaser

Purchaser represents and warrants:

9.1 Organization and Authority: Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

9.2 Corporate Action; No Conflict: The execution, delivery and performance by Purchaser of this Agreement and the Related Documents to be delivered by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and is, and each of the Related Documents when executed and delivered by Seller in accordance with its terms will be, the valid and binding obligation of Purchaser, enforceable in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available in the discretion of a court. Neither the execution, delivery or performance by Purchaser of this Agreement or any Related Document, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the charter or by-laws of Purchaser or (ii) violate any provision of law, statute, rule or regulation or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority applicable to Purchaser.

9.3 Funding of Purchase Price: Purchaser will have funds available sufficient to pay the Purchase Price.

ARTICLE X
Conditions to Obligations of Purchaser

The obligations of Purchaser under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

10.1 Performance of Covenants: Seller shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date, including without limitation the deliveries required under Section 5.1(d).

10.2 Representations and Warranties: The representations and warranties of Seller contained in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though such representations and warranties had been made as of the Closing Date, except (a) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); and (b) for breaches of such representations and warranties and covenants, after taking into account all information contained or disclosed in any supplements, modifications and updates to the Schedules by Seller prior to the Closing as permitted by this Agreement, that, in the aggregate, would not have a Material Adverse Effect on the Business taken as a whole; and Purchaser shall have received at the Closing a certificate of an officer of Seller, dated as of the Closing Date, to such effect.

10.3 Opinion of Counsel: Purchaser shall have received from Seller's counsel, an opinion dated the Closing Date, in a form mutually agreed between the parties.

10.4 Government Filings: All applicable waiting periods (including any extensions thereof) required under the HSR Act and, all equivalent regulations which require filings to be made in respect of the Purchased Subsidiaries, shall have expired or been terminated, without the threat or initiation of legal action by the relevant government authority.

10.5 No Proceedings:

(a) There shall not be pending or threatened, any claim, suit, action or other proceeding brought by a governmental agency before any court or Governmental Entity, seeking to prohibit or restrain the transactions contemplated by this Agreement or seeking damages in connection therewith.

(b) No law, rule, regulation, order, decree, injunction, stay or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of all or any material part of the transactions contemplated hereby, and no action or proceeding shall be pending or threatened by any Governmental Entity or private person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

10.6 Authorization: All action necessary to authorize the execution, delivery and performance by Seller of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Seller shall have full power and right to consummate the transactions contemplated hereby and thereby.

10.7 Secretary's Certificate: Seller shall have delivered to Purchaser a certificate of the Secretary or Assistant Secretary of Seller as to the corporate resolutions authorizing the execution and delivery of this Agreement and the transactions contemplated thereby and the incumbency and authority of the person(s) signing this Agreement and the Related Documents for Seller, in form and substance reasonably satisfactory to Purchaser.

10.8 Transition of Services Agreement: The parties shall have entered into the Transition Services Agreement in form and substance satisfactory to Purchaser.

ARTICLE XI
Conditions to Obligations of Seller

The obligations of Seller under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

11.1 Performance of Covenants: Purchaser shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

11.2 Representations and Warranties: The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as the date hereof and as of the Closing Date, as through made on and as of the Closing Date, except to the extent of changes or developments contemplated by the terms of the Agreement, and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); and Seller shall have received at the Closing a certificate of an officer of Purchaser, dated as of the Closing Date, to such effect.

11.3 Opinion of Counsel: Seller shall have received from Cravath, Swaine & Moore, counsel to Purchaser, an opinion dated the Closing Date.

11.4 Government Filings: All applicable waiting periods (including any extensions thereof) required under the HSR Act and all equivalent laws and regulations which require filings to be made in respect of the Purchased Subsidiaries, shall have expired or been terminated, without the threat or initiation of legal action by the relevant government authority.

11.5 No Proceedings: There shall not be pending or, threatened, any claim, suit, action or other proceeding by any Governmental Entity before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement or to obtain damages in connection therewith.

11.6 Authorization: All action necessary to authorize the execution, delivery and performance of this Agreement and each of the Related Documents, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and Purchaser shall have full power and right to consummate the transactions contemplated hereby and thereby.

11.7 Secretary's Certificate: Purchaser shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of Purchaser as to the corporate resolutions authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and thereby, and incumbency and authority of the persons signing this Agreement and the Related Documents for Purchaser, in form and substance reasonably satisfactory to Seller.

ARTICLE XII
Employee Matters

12.1 Scope of Section: This Article XII contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Seller employed in the Business
(the "Employees"), and (b) employee benefit plans.

12.2 Employment Status: Purchaser shall offer employment to all of the Employees who are actively employed in the Business on the Closing Date (except those employees listed on Schedule 12.2, who shall be treated in the manner described in such Schedule), it being agreed that employees who are on layoff (or on an approved leave of absence) and who have a right to return to work in the Business or who are on short-term (including pregnancy leave) or workers compensation medical disability or military leave are to be considered actively employed, but that employees on long-term medical and/or permanent workers compensation disability (and are not expected to be released to return to work within six (6) months after the Closing Date), and employees whose employment has terminated or will terminate prior to the Closing Date without any right to return to work are not to be considered actively employed. For the purposes of this Agreement (i) the terms "layoff", "right to return to work", "short-term disability", "long-term disability", and "pregnancy leave'' shall be construed in accordance with the personnel policies of the Business covering Employees as of the Closing Date (if applicable), and (ii) Employees who are actively employed in the Business on the Closing Date, as herein defined, shall be referred to as "Active Employees". Employees who accept Purchaser's offer of employment are hereinafter collectively called "Transferred Employees". Purchaser shall offer employment to each Active Employee at compensation levels equivalent to his/her current compensation and shall provide employee benefits, including, without limitation, medical and dental benefits, which are not less favorable in the aggregate than those benefits currently offered to similarly situated employees of Purchaser. Seller shall deliver to Purchaser as of the Closing Date all personnel files relating to Transferred Employees.

12.3 Retiree Benefits: Seller shall retain all responsibility and liability for retiree health and life benefits to those employees of the Business who have qualified for such benefits and who retire from Seller's employment prior to Closing. Purchaser shall not assume any liability or obligation with respect to retiree health or life benefits for current or former employees of the Business.

12.4 Pension Plans: The Johnson Controls Pension Plan (the "U.S. Pension Plan") covers all current Employees of the Business who are employed in the United States ("U.S. Salaried Participants") and persons claiming through them. Effective as of the Closing Date, each Active Employee of the Business who has completed at least one year of service as of the Closing Date (i) shall be vested in their accrued benefit earned through the Closing Date, and (ii) be eligible for a normal, early or deferred vested retirement benefit under such U.S. Pension Plan, based upon such Employees having terminated employment with Seller on the Closing Date, and such Employee's age and years of service under the U.S. Pension Plan as of that date. Distribution of the normal, early or deferred vested retirement benefit accrued by any Active Employee, including without limitation, the time of benefit payment and the form in which the benefit is payable, shall be determined in accordance with the U.S. Pension Plan.

12.5 Defined Contribution Plans: The accounts under the Johnson Controls Savings and Investment Plan and the Johnson Controls, Inc. Employee Stock Ownership Plan of all Transferred Employees of the Business who participate in such Savings and Investment Plan and the Johnson Controls, Inc. Employee Stock Ownership Plan on the Closing Date shall be fully vested and distributable according to the terms of such plans.

12.6 Tax Free Spending Plans: The accounts under the Johnson Controls Tax Free Spending Plan of all Transferred Employees who participate in such Spending Plan on the Closing Date, shall be attributable according to the terms of such Plan for the reimbursement of eligible claims incurred while the Transferred Employee was covered under the Plan.

12.7 Union and Employment Contracts: Purchaser shall assume all collective bargaining agreements and union affiliations in effect with any Purchased Subsidiary, and all employment contracts between Purchased Subsidiaries and their Employees. Purchaser acknowledges that at Closing it will become a successor employer under such collective bargaining agreements and/or union affiliations and agrees to assume, perform and discharge all obligations of Seller under such agreements upon Closing.

12.8 Severance. WARN Act and Other Liability: In addition to the other obligations Purchaser is assuming under this Article XII, Purchaser shall assume, discharge, pay and be solely liable for
(i) any earned vacation, holiday pay or other fringe benefits relating to Active Employees for the period prior to the Closing Date to the extent reflected on the Closing Statement of Net Assets; (ii) any health, disability, life insurance coverage and any medical and dental benefits payable at any time to Active Employees and their dependents, except for claims for any such benefits or coverage which are filed with Seller, in the manner required by law or by the relevant Benefit Plans, prior to the Closing Date, which claims shall remain Seller's responsibility;
(iii) severance pay, termination indemnity pay, salary continuation, special bonuses or like compensation (including without limitation executive incentive compensation pay bonuses which shall be paid to the Active Employees in the amounts set forth in Schedule 12.8) relating to Active Employees which arise in connection with the transactions contemplated under this Agreement to the extent accrued for on the Closing Statement of Net Assets; (iv) any claim or liability relating to Active Employees under the Worker Adjustment and Retraining Notification Act arising from or relating to actions required by this Agreement; (v) any workers compensation claim relating to Active Employees except to the extent any such claim is filed within six
(6) months after the Closing Date and reasonably sufficient evidence demonstrates the event or occurrence giving rise to the claim arose prior to the Closing Date (which claims shall remain Seller's responsibility); and (vi) any other claim or liability arising out of the employment of the Active Employees except to the extent any such claims have been (i) filed with Seller's management in writing prior to the Closing Date, or (ii) are filed within six (6) months after the Closing Date provided reasonably sufficient evidence demonstrates the event or occurrence giving rise to the claim arose prior to the Closing Date, which claims shall remain Seller's responsibility.

12.9 Welfare Benefit Plans - Interim Services: Seller agrees, as an accommodation to Purchaser, to continue to operate its medical, dental, tax free spending, Seller's Savings and Investment Plan, life insurance and disability plans ("Welfare Benefits") for the benefit of the Transferred Employees during an interim period (the "Interim Period") commencing on the Closing Date, and ending, for each such benefit, on December 31, 1998 or such other date as mutually agreed between the parties. It is agreed that notwithstanding the provision contained in Section 12.5, Seller's Savings and Investment Plan shall be included as a Welfare Benefit which Seller shall continue to operate after Closing as set forth in this Section 12.9; provided, however, that Seller shall have no matching obligation with respect to Transferred Employees from and after the Closing Date. The purpose of this arrangement is to facilitate benefit coverage until Purchaser is able to establish successor plans for the Business. The parties agree that, subject to Section 12.8, Purchaser is fully responsible for all for claims filed after the Closing Date as the result of the continued operation of these plans for the Business. This Section 12.9 shall not be construed to impose upon Seller any liability or responsibility under Seller's or the Business plans except as expressly set forth in this Agreement. During the Interim Period such Welfare Benefits shall be provided to such Transferred Employees, new hires and their respective eligible dependents through the Seller's existing plans and shall be identical to the benefits afforded such individuals under Seller's applicable Welfare Benefit plans immediately prior to the Closing Date, subject to any general amendments or modifications made by the Seller to such Welfare Benefits. Purchaser agrees to pay Seller, or if so determined by Seller, any administrative representative of Seller, the premium rates and other direct costs actually payable or incurred under, or contributions made to, Seller's or the Business Welfare Benefit plans maintained by Seller under this
Section 12.9 for the Transferred Employees plus any third party administrative service fees related to such premiums or direct costs as well as any reasonable and necessary related administrative and other expenses incurred by Seller for any such continued coverage thereunder. The parties agree that the details of Seller's provision of such Welfare Benefit services shall be included in the Transition Services Agreement described in Section 13.3

12.10 Purchaser's Welfare Benefit Plans: Effective as soon as practicable after the Closing Date, but in no event later than January 1, 1999 or such other date as mutually agreed between the parties, Purchaser shall establish welfare benefits for all Transferred Employees, which benefits shall be no less favorable, in the aggregate, than the welfare benefits covering similarly situated employees of Purchaser as of the Closing Date. The welfare benefits established by Purchaser as successor benefits to cover such Employees (i) shall not exclude coverage or eligibility to participate because of a condition, illness or disease existing prior to the Closing Date; and (ii) shall recognize all covered medical and prescription expenses incurred by such Employees and their dependents during the Purchaser's benefit year of the Closing for purposes of satisfying any required deductibles and co-payment provisions.

12.11 Seller's Liability. Except as specifically set forth in this
Article XII, Seller shall have no liability in respect of the Active Employees on and after the Closing Date.

ARTICLE XIII
Obligations After Closing

13.1 Seller's Access: In connection with any of the Retained Liabilities or any financial audit of Seller or any Claim, tax audit or other governmental investigation of Seller for any matter relating to any period prior to the Closing, or for any other reasonable and lawful purpose, Purchaser shall, upon reasonable request, permit Seller and its representatives to have access, at reasonable times during normal business hours and in a manner which is not unreasonably disruptive to the operations of Purchaser, to the Purchased Records and work papers, books and records of Purchaser relating to the Business. Purchaser shall maintain in an orderly manner, and shall not dispose of, the Purchased Records or such work papers, books and records during the six year period beginning with the Closing without Seller's consent. Following the expiration of such six year period, Purchaser may dispose of the Purchased Records or such work papers, books and records at any time upon giving 90 days prior written notice to Seller, unless Seller agrees to take possession thereof within such 90 days at no expense to Purchaser.

13.2 Allocation of Taxes:

(a) All Taxes related to the Business, the Purchased Assets and the Purchased Subsidiaries (including, without limitation, by reason of Treasury Regulation Section 1.1502-6(a) or similar provisions under state, local or foreign laws), based on the income of Seller arising out of or relating to the operation of the Business prior to the Closing Date shall be borne by Seller. For this purpose, the Closing Date shall be treated as the last day of a taxable period, whether or not the taxable period in fact ends on such period. All Taxes related to the Business accrued or accruable with respect to events occurring after the close of business on the Closing Date will be borne by Purchaser.

(b) Seller and Purchaser shall each pay half of all transfer Taxes, sales Taxes and other Taxes (including, without limitation, value added, documentary, stamp gross receipts, registration, conveyance, excise, records and similar Taxes) arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

(c) For purposes of this Agreement "Pre-Closing Taxes" shall mean all taxes allocated to the Seller pursuant to this Section 13.2.

13.3 Transition Services: For a reasonable period of time following the Closing, Seller agrees to provide to Purchaser such support services as may be required for the transition of the Business to Purchaser. The terms of such transition services shall be mutually agreed and set forth in a separate transition services agreement to be executed as of the Closing Date (the "Transition Services Agreement").

13.4 Further Assurances: From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Purchased Assets, and otherwise carry out the transactions contemplated by this Agreement.

13.5 Collection of Receivables:

(a) From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Purchased Receivables and other related items that are included in the Purchased Assets and to endorse with the name of Seller or the Purchased Subsidiaries, as applicable, any checks or drafts received with respect to any Purchased Receivables or such other related items. Seller and the Purchased Subsidiaries shall promptly deliver to Purchaser any cash or other property received directly or indirectly by it with respect to the Purchased Receivables and such other related items, including any amounts payable as interest.

(b) From and after the Closing, Purchaser shall promptly deliver to Seller any cash or other property received directly or indirectly by it with respect to receivables transferred from the Business, prior to Closing, in connection with Seller's factoring arrangements ("Factored Receivables"). Seller shall, within seven
(7) days of the date hereof, provide Purchaser with an accurate listing of all Factored Receivables. Purchaser shall retain the exclusive right to enforce payment or collection of the Factored Receivables, and Purchaser shall use its reasonable best efforts to collect such Factored Receivables.

13.6 Seller's Environmental Covenants: With respect to the environmental items set forth in Schedule 8.13, Seller shall, at Seller's expense, satisfy the covenants set forth below ("Covenants") expeditiously in accordance with applicable Environmental Requirements and shall employ all commercially reasonable efforts to minimize interference with Purchaser's operations in the course of doing so, Purchaser shall employ all commercially reasonable efforts to cooperate with Seller's performance of the Covenants. In addition, Purchaser shall have the right to participate in all meetings with Governmental Entities regarding the Covenants and to review drafts of all documents at a reasonable period of time prior to their submittal and all correspondence to and from Governmental Entities regarding these matters.

1) Act 307 Delisting: Seller shall obtain formal State of Michigan delisting from the State's Act 307 Contaminated Sites List for the Manchester, Michigan facility.

2) Potential Contamination at City of Industry Site: In connection with the potential environmental contamination issue identified in
Schedule 8.13, Seller shall (a) complete site characterization in accordance with applicable Environmental Requirements, (b) achieve resolution of the matter with applicable Governmental Entities having jurisdiction over the matter and, if requested by Purchaser, obtain the determination of a mutually acceptable environmental consultant that "no further action" is likely to be required by Environmental Requirements or by the Governmental Entities having jurisdiction over the matter, and (c) conduct any remediation to the extent required by Environmental Requirements or requirements of Governmental Entities having jurisdiction over the matter.

3) Continuing Compliance Matters: In connection with the Business' operations in Italy, Seller shall:

(a) At the Milan, Italy operation, obtain any necessary permits, authorizations or exemptions for (i) air emissions associated with paint booths, (ii) wastewater discharges of sanitary and noncontact cooling water, (iii) storage of paint, thinners and other flammable liquids incidental to the assembly of the equipment; and (iv) fire certification; and

(b) At the Florence, Italy operation, investigate and remove or remediate any leaking underground storage tanks and associated contamination as required by Environmental Requirements or requirements of Governmental Entities having jurisdiction over the matter, and if requested by Purchaser, obtain the determination of a mutually acceptable environmental consultant that "no further action" is likely to be required.

4) Achieve resolution of any potential liabilities, under CERCLA or analogous state or foreign law, with respect to matters identified to Purchaser by Seller in accordance with Section
8.13(c).

In addition to the foregoing, Seller shall be responsible for any further investigation or remediation required by Environmental Requirements arising out of the environmental conditions associated with the covenants contained in this Section 13.6, in exchange for Purchaser's agreement that it shall not take any affirmative steps solely for the purpose of uncovering matters of environmental concern relating to such conditions.

13.7 Supplemental Disclosure. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in
Article X or for purposes of determining whether any person is entitled to indemnification pursuant to Article XVI.

13.8 Purchaser's Cooperation. Purchaser agrees that it shall, upon reasonable request of Seller, cooperate with and assist Seller with respect to Seller's defense and settlement of the product liability claims retained by Seller under this Agreement, and Seller agrees that upon request by Purchaser, Seller shall reimburse Purchaser for out-of-pocket costs in connection with providing such assistance. By way of example, such assistance may include cooperation in connection with corrective or preventative solutions for defective products for which Purchaser shall be reimbursed its out-of-pocket costs.

ARTICLE XIV
Notices

All notices, consents, approvals or other notifications required of the parties under this Agreement shall be in writing and shall be deemed properly served if delivered personally or sent by registered or certified mail (return receipt requested), facsimile or nationally recognized courier or overnight delivery service addressed to such other party at the address set forth below, or at such other address as may hereafter be designated by either party in writing, and shall be deemed delivered (i) five business days after being sent by mail or (ii) when actually delivered if sent by mail, facsimile, courier or overnight delivery service (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday).

     (a)  If to Seller:

               Johnson Controls, Inc.
               49200 Halyard Rd.
               Plymouth, MI 48167
               Attention: Group Vice President and General Counsel
               Facsimile: (734) 254-6914

     (b)  If to Purchaser:
               Cincinnati Milacron
               4701 Marburg Avenue
               Cincinnati, Ohio 45209-1025
               Attention: General Counsel
               Facsimile: (513) 841-8008
     with a copy to:          Cravath, Swaine & Moore
                              Worldwide Plaza
                              825 Eighth Avenue
                              New York, New York 10019
                              Attention: Daniel Cunningham
                              Facsimile: (212) 474-3700

ARTICLE XV
Further Covenants

     15.1 Cooperation by Purchaser: In the event Seller is required to defend against, any action, suit or proceeding arising out of a claim pertaining to the business or operations of the Business prior to the Closing Date, Purchaser shall provide such assistance and cooperation, including, without limitation, witnesses and documentary or other evidence as may reasonably be requested by Seller in connection with its defense. Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

15.2 Cooperation by Seller: In the event Purchaser is required to defend against, any action, suit or proceeding arising out of a claim pertaining to an Assumed Liability or Purchased Asset pursuant to this Agreement relating to the business or operations of the Business, Seller shall provide such assistance and cooperation, including without limitation, witnesses and documentary or other evidence, as may reasonably be requested by Purchaser in connection with its defense. Purchaser shall reimburse Seller for its reasonable out-of-pocket expenses incurred in providing such assistance.

15.3 Cooperation on Tax, Accounting and Other Matters:

(a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business as is reasonably necessary for the filing of any return, for the preparation for any audit, for the prosecution or defense of any claim relating to any proposed adjustment with respect to Taxes, for year-end accounting requirements and any reports or documents to be filed with any regulatory agency or for any other reasonable purpose. Neither Purchaser nor Seller shall agree to settle or permit the settlement of any Tax liability or compromise any claims with respect to Taxes, which settlement or compromise may materially affect the liability for Taxes (or right to Tax benefits of the other party, without such other party's prior consent, which consent shall not be unreasonably withheld. Purchaser and Seller will not make, revoke or amend any Tax election or amend any Tax Return of the other party without such other party's consent.

(b) Purchaser and Seller agree to retain or cause to be retained all books and records pertinent to the Business (including the Returns, documents and records relating to the assets and properties of both) until the applicable period for assessment under applicable law (giving effect to any and all properly claimed and valid extensions or waivers) has expired, and to abide by or cause the compliance with all record retention agreements entered into with any governmental or taxing authority; provided, however, that no party shall destroy any books and records pertinent to the Business without the prior written consent of the other parties hereto.

(c) Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Business for any Tax and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 15.3.

(d) Seller shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed when due, any Tax return that is required to include the operations, ownership, assets or activities of the Purchased Subsidiaries for any period ending on or prior to the Closing Date.

(e) Purchaser and Seller will, upon request, provide the other with all information that is required to report pursuant to
Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

15.4 Confidentiality:

(a) Purchaser acknowledges that all information provided to any of it and its Affiliates, agents and representatives by Seller and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between or on behalf of Seller and Purchaser dated as of July 6, 1998 (the "Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate; provided. however, that Purchaser acknowledges that the Confidentiality Agreement shall terminate only with respect to information provided to any of Purchaser and its Affiliates, agents or representatives that relates solely to the Business; and provided further, however, that Purchaser acknowledges that any and all information provided or made available to any of it and its Affiliates, agents and representatives by or on behalf of the Sellers (other than information relating solely to the Business) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b) Purchaser agrees that, after the Closing Date, Purchaser shall, and shall use all reasonable efforts to cause their respective directors, officers, employees, advisors and Affiliates to, keep the Seller Information (as defined below) confidential following the Closing Date, except that any such Seller Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 15.4. For purposes of this Agreement, the term "Seller Information" shall mean all information concerning the Seller, of its Affiliates, including (A) any trade secrets, know-how and other confidential technical, business and financial information, other than information that relates exclusively to the Business (and not to any Seller or any other business of Seller) and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 15.4 and (B) the terms of this Agreement.

(c) Seller agrees that, after the Closing Date, Seller shall, and shall use all reasonable efforts to cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, the Purchased Subsidiaries and the Purchased Assets, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 15.4(c).

15.5 Covenant Not to Compete: In consideration of the benefits to Seller hereunder and in order to induce Purchaser to enter into this Agreement, each Seller hereby covenants and agrees:

(a) that for a period of three (3) years after the Closing Date, Seller shall not, and shall cause its Affiliates to not, directly or indirectly, anywhere in North America or Europe, engage in, conduct, manage, operate or control, or participate, in any manner whatsoever, in the ownership, management, operation or control of, any business which competes with the Business as it is conducted as of the Closing Date, except that this noncompete obligation shall not apply as follows:

(i) Ownership of not more than 5% of the issued and outstanding shares of a class of securities of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market shall not be deemed ownership of the issuer of such shares for the purposes of this Section; and

(ii) The provisions of this Section 15.5 shall not preclude Seller from acquiring control of an entity which has as a portion of its business which competes with the Business (the "Competing Business"), but which primarily is engaged in other lines of business; provided further, however, that in the event Seller directly or indirectly acquires such a Competing Business during such period, then whatever entity has acquired such Competing Business either shall (i) limit the competing Business solely to the production of competing products which the Competing Business was obligated to produce pursuant to contracts which were entered into prior to, and not in anticipation of such acquisition, it being understood and agreed that the Competing Business will not renew any such contract upon expiration of the term or any extended term in effect at the time of such acquisition and (ii) discontinue the Competing Business or dispose of the Competing Business to a non-affiliated entity within twelve (12) months of the date of such acquisition.

(b) that for a period of eighteen (18) months after the Closing Date, Seller shall not, and shall cause its Affiliates to not solicit, recruit or hire, or engage the services directly or indirectly, without the consent of Purchaser, of any employee of the Business. Notwithstanding the foregoing, it is agreed there shall be no restriction on Seller or its Affiliates to hire any employee of the Business who (i) was terminated or otherwise separated by Purchaser, or (ii) left his position with Purchaser more than six (6) months prior to the date of hire by Seller, provided Seller has not deliberately solicited such employee to leave Purchaser's employ.

(c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article XVI and other remedies at law may be inadequate in the case of any breach of the covenants contained in
Section 15.5. Purchaser may be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

15.6 Seller's Assistance. Seller shall provide reasonable counsel and advice, from time to time, regarding the effective implementation of the Manufacturing Pro System for the Business.

15.7 Delivery of Surveys. Seller shall use reasonable best efforts to deliver to Purchaser an ALTA survey of the Manchester, Michigan Owned Real Property.

ARTICLE XVI
Survival of Representations and Warranties and Indemnification

16.1 The representations and warranties in this Agreement shall survive the Closing for a period of one (1) month from the Closing Date, except as follows: (i) the representations and warranties contained in Section 8.13 shall survive the Closing for a period lasting until the close of business forty-two (42) months following the Closing Date; and (ii) the representations and warranties contained in Sections 8.15 and 8.2, and those portions of Sections 8.5 and 8.6 which specifically address Seller's good and marketable title shall survive the Closing for a period lasting until the expiration of the applicable statute of limitations (with these four referenced representations and warranties collectively referred to as the "Surviving Representations"). Except as specifically provided herein, Purchaser may not and shall not make any claim against Seller in respect of the representations and warranties contained in this Agreement.

16.2 Indemnification by Seller:

(a) From and after the Closing Date, Seller shall defend, indemnify and hold harmless Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents, consultants, affiliates and representatives, and successors and assigns from and against any and all loss, liability, damage, claim, obligation, deficiency, cost or expense (including reasonable legal fees and expenses), but excluding consequential damages, lost profits or punitive damages (individually a "Loss" and collectively "Losses"), Purchaser actually incurs as a result of (i) any breach of any representation or warranty of Seller that survives the Closing for the survival periods set forth in Section 16.1; (ii) any Retained Liabilities; (iii) any breach of any covenant contained in this Agreement; (iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable; and (v) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or compatible other persons retained or employed by it in connection with the transactions contemplated by this Agreement. The materiality standards contained in the various representations and warranties in Article VIII hereof shall not be interpreted or otherwise used by Seller to negate or eliminate the Indemnification Deductible.

(b) (i) The amount of any Losses incurred by Purchaser shall be reduced as follows:

(a) by the net amount Purchaser recovers (after deducting all attorneys' fees, expenses and other costs of recovery) or could have recovered had the claim been timely filed, from any insurer or other third party liable for such Losses;

(b) where and to the extent the issue giving rise to any such Losses was provided or reserved for in the Closing Statement of Net Assets or gave rise to the payment to Purchaser of a post-closing adjustment amount as described in Section 4.4; and

(c) by an amount calculated by applying the applicable corporate tax rate to the portion of any such Losses which can be treated as a deductible expense by Purchaser to the extent such deduction actually reduces Purchaser's Tax liability.; and

(ii) the amount of any Losses incurred by Purchaser shall be increased to take into account any net Tax cost incurred by Purchaser arising from the receipt of any indemnity payments hereunder (grossed up for such increase).

(c) Purchaser shall be entitled to indemnification under this
Section 16.2 only (x) to the extent that the aggregate amount of such Losses (adjusted as provided in paragraph (b) of this Section
16.2 exceeds a deductible amount of U.S. $1,000,000 (the "Indemnification Deductible"), in which event the Losses shall be the amount, if any, which exceeds the Indemnification Deductible; and (y) to the extent that each and any specific, individual Loss which counts towards the Indemnification Deductible exceeds U.S. $10,000 (the "Deminimus Amount"), provided the aggregate amount payable in respect of indemnification under this Section 16.2 shall not exceed a cap of U.S. $100,000,000. Seller acknowledges and agrees that none of the Indemnification Deductible, the Deminimus Amount or the cap shall apply in respect of (i) the Surviving Representations (except with respect to the representations and warranties contained in Section 8.13 regarding Environmental Matters towards which the Indemnification Deductible, the Deminimus Amount and the cap shall apply) (ii) Retained Liabilities, (iii) Pre-Closing Taxes, and (iv) the Covenants contained in Section 13.6.

(d) The indemnity provided in this Section 16.2 shall be the sole and exclusive remedy of Purchaser after the Closing Date with respect to any and all claims relating to the subject matter of this Agreement. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute law, ordinance, rule or regulation or otherwise; provided, however, that Purchaser does not hereby waive any tort claims it may have against Sellers for intentional and fraudulent misrepresentation.

16.3 Indemnification by Purchaser: Purchaser shall indemnify and hold harmless Seller and its directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors and assigns from and against any and all Losses which any of them may incur arising out of any Assumed Liabilities.

16.4 Indemnification Procedure:

(a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the parties liable for such indemnification (each an "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). In all cases, such notice shall be given promptly, in accordance with the relevant provisions of the Agreement regarding notice; provided, that the failure of any Indemnitee to give notice as provided in this Section 16.4 shall not relieve the Indemnitor of its obligations under this Article XVI unless such failure shall materially adversely affects the Indemnitor. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within 30 days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 16.3(b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended. To the extent the parties disagree as to whether any Loss or Losses are indemnifiable hereunder, such matters shall be resolved pursuant to Section 17.1 1 hereunder.

(b) With respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection and approved by the Indemnitee. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. The Indemnitee shall be entitled to employ separate counsel to represent the Indemnitee if, in the Indemnity's reasonable judgment, a conflict of interest between the Indemnitee and the Indemnitor exists in respect of such claim or for claims seeking equitable relief from the Indemnitee and in each such event, the reasonable fees and expenses of such separate counsel shall be paid by the Indemnitor. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records reasonably available for inspection and copying by, and make its employees reasonably available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, at the expense and for the account of the Indemnitor, to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. The Indemnitor shall not settle any third party claim the defense, appeal or settlement of which is controlled by it without the Indemnitee's prior written consent, unless the terms of such settlement or compromise release such Indemnitee from any and all liability or obligation with respect to such third party claim.

ARTICLE XVII
Miscellaneous

17.1 Broker Compensation: Each of the parties hereto agrees to indemnify the other against and hold the other harmless from any and all liabilities (including, without limitation, cost of counsel fees in defending against such liabilities) for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement, insofar as such claims shall be based on arrangements or agreements made or claimed to have been made by or on behalf of Seller or Purchaser, respectively. Seller shall pay the fee of Salomon Smith Barney for its services in connection with the transactions contemplated by this Agreement, and Purchaser shall pay the fee of J. P. Morgan for its services in connection with the transactions contemplated by this Agreement.

17.2 Bulk Sales Act: Purchaser waives compliance by Seller with any bulk sales law which may be applicable to the transactions contemplated by this Agreement; provided, however that Seller agrees to indemnify Purchaser and hold it harmless from any loss, damage, liability, and expenses (including reasonable legal fees) resulting from such noncompliance.

17.3 Expenses: Each of the parties hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the Related Documents.

17.4 Binding Agreement: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall assign this Agreement without the prior written consent of the other party hereto, and in no event will any assignment relieve the assigning party of its obligations hereunder. Notwithstanding the foregoing, (a) Purchaser may assign the Purchased Shares or its right to purchase the Purchased Assets or any portion thereof hereunder to a wholly-owned Affiliate of Purchaser without the prior written consent of Seller.

17.5 Entire Agreement: This Agreement (including the Exhibits and Schedules hereto and the side letters between the parties regarding tax allocation, Key Employees and the Lemelson claim dated as of the date hereof) (a) constitutes the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated hereby, (b) supersedes all prior negotiations and oral or written understandings, if any, and (c) may not be amended or supplemented except by an instrument in writing signed by both parties hereto. Neither party makes any representation or warranty except as provided herein.

17.6 Governing Law: This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Michigan.

17.7 No Rights of Third Parties: Except as provided in Article XVI, nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

17.8 Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.9 Headings: Table of Contents: The headings of the sections of this Agreement and the table of contents at the forepart of this Agreement are inserted for convenience only and shall not constitute a part hereof nor affect the rights of the parties hereto.

17.10 Termination:

(a) Termination Events. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned under any of the following circumstances.

(i) by the mutual written consent of Seller and Purchaser at any time prior to the Closing Date;

(ii) by Seller if any of the conditions set forth in Article XI shall have become incapable of fulfillment at any time or are not fulfilled at Closing, and shall not have been waived by Seller;

(iii) by Purchaser if any of the conditions set forth in Article X shall have become incapable of fulfillment at any time or are not fulfilled at Closing, and shall not have been waived by Purchaser;

(iv) upon damage, destruction or condemnation of any Owned Real Property or Leased Real Property in which manufacturing operations are located and cannot be relocated to another site without a Material Adverse Effect on the Business taken as a whole. or

(v) by Purchaser or Seller if the Closing does not occur on or prior to December 31, 1998.

Notwithstanding the foregoing, the party seeking termination pursuant to clause (ii) or (iii) above may not terminate this Agreement if such party is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach has been a cause of the basis cited for termination.

(b) Notice of Termination. In the event of termination of this Agreement by Seller or Purchaser pursuant to this Section 17.10, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be abandoned, without further action by any party. If the transactions contemplated by this Agreement are abandoned as provided herein:

(i) Purchaser shall return all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller; and

(ii) all confidential information received by Purchaser with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(iii) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 17.10, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 15.4 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 7.5 relating to publicity, (iii) Section 17.3 relating to certain expenses, (iv)
Section 17.1 relating to broker's or finder's fees, and (v) this
Section 17.10. Nothing in this Section 17.10 shall be deemed to release any party from any liability for any breach by such of the terms and provisions of this Agreement, to impair the right of any party to compel specific performance by another party or its or their obligations under this Agreement, or to waive any rights of any party under law not otherwise waived in this Agreement.

 17.11 Dispute Resolution.

(a) Negotiation. In the event of any dispute or disagreement between Seller and Purchaser as to the interpretation of any provision of this Agreement, the performance of obligations hereunder, or any other disputed matter, such matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, either Purchaser or Seller shall be free to exercise the remedies available to them under
Section 17.1 l(b) below.

(b) Arbitration. Each of the parties agrees that any dispute, controversy or claim arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in Chicago, Illinois, pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If Purchaser and Seller cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each of Purchaser and Seller (or, if a party fails to make a choice on behalf of the AAA on behalf of such party) and the two arbitrators so chosen will select a third (or, if they fail to make a choice, by the AAA). The decision of the single arbitrator jointly selected by Purchaser and Seller, or, if three arbitrators are selected, the decision of any two of them will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. The arbitrator or arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, to the prevailing party as shall be determined by the arbitrator or arbitrators.

17.12 Representation by Counsel; Interpretation. The Seller and Purchaser acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

17.13 Knowledge of Seller. The term "Knowledge of Seller" and "to
Seller's Knowledge" as used in this Agreement means the actual knowledge of Seller's management employees who shall be defined as those employees listed on Schedule 17.13.

17.14 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

17.15 No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

17.16 Additional Definitions. (i) "business day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in New York, New York are open for business during normal banking hours; (ii) "including" means including, without limitation; and (iii) "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:                       JOHNSON CONTROLS, INC.
                              on its own behalf and on behalf of
                              the Other Sellers

ATTEST:                       HOOVER UNIVERSAL, INC.



ATTEST:                       CINCINNATI MILACRON INC.